Marcum & Kliegman LLP

Certified Public Accountants & Consultants
A Limited Liability Partnership Consisting of Professional Corporations

December 22, 2008

Mr. Xigun Yu
TIA II, Inc.
58 Heng Shan Road, Kun Lun Shopping Mall,
Harbin, The People's Republic of China 150090

Re: TIA II, Inc.

Dear Mr. Yu:

This is to confirm that the client-auditor relationship between TIA II, Inc. and Marcum & Kliegman LLP has ceased effective December 17, 2008.

Very truly yours,

Marcum & Kliegman LLP

Sent Via E-Mail btan@srff.com

Sent Via Federal Express - Priority

cc: PCAOB Letter File, 7th Floor
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Sent Via Certified Mail –
Return Receipt Requested
Sent Via Fax: 202-772-9252 (PCAOB Letter File, 7th Floor)

L:\Clients\TIA II, INC\2008\Letters\Termination of client 121908.doc

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